Exhibit 10.1
MASTER SUBCONTRACT AGREEMENT
     This Subcontract Agreement (“Agreement”), made this 1st day of April, 2003, is by and between Halifax Corporation, having a principal place of business at 5250 Cherokee Avenue, Alexandria, VA 22312 (“Subcontractor”), and Hewlett-Packard Company and its subsidiaries, having its principal place of business at 3000 Hanover Street, Palo Alto, CA 94304-1185 (“HP”). The parties agree that the terms and conditions of this Agreement and any applicable Purchase Order(s) that may be issued hereunder will govern the purchase of Services by HP from Subcontractor for the purpose of Subcontractor providing such Services on behalf of HP to a customer or customers of HP (hereinafter referred to as “Customer”).
     This Agreement will become effective on the date specified above and will continue for a period of one (1) year, unless otherwise terminated as provided herein or extended by the mutual consent of the parties. Any expiration of termination of this Agreement will not alter the rights, duties or obligations of the parties relating to any Purchase Orders issued by HP under this Agreement prior to the date of expiration or termination of this Agreement.
     This Agreement does not obligate HP to purchase any Services from Subcontractor. Purchases, if any, will be as specified on a Purchase Order(s) issued by HP pursuant to Section 2.
     1. DEFINITIONS
     (a) “Acceptance” means written notification from HP to Subcontractor that indicates that the Services have been evaluated and satisfies the completion and acceptance criteria set forth or referenced in the Statement of Work or Purchase Order. Acceptance may be partial or complete, as specified in such notification.
     (b) “Invention(s)” means any designs, techniques, inventions, discoveries, or improvements, whether patentable or not, that are conceived of or reduced to practice by Subcontractor in providing the Services to HP or Customer under this Agreement.
     (c) “Services” means consulting, integration, implementation, installation, maintenance, support, design, development, training, management, and any other work provided by Subcontractor in connection with meeting Subcontractor’s responsibilities under this Agreement.
     (d) “Statement of Work” means a statement agreed upon by HP and Subcontractor that specifies the Services to be provided by Subcontractor, the price, payment schedule, delivery schedule, and acceptance criteria for such Services and, if applicable, detailed technical and administrative requirements for the Services. The Statement of Work may also include additional terms or modifications to this Agreement. A Statement of Work will be created and agreed upon for each Purchase Order issued under this Agreement.
     2. PURCHASE ORDER, ORDER OF PRECEDENCE, SERVICES COORDINATORS
     (a) Subcontractor will furnish the Services to HP or Customer as specified in the Statement of Work upon HP’s issuance of a Purchase Order to Subcontractor.
     (b) The following order of precedence will control in the event of any conflict in terms and conditions:
     (1) Statement of Work,
     (2) Purchase Order, and
     (3) This Agreement.

     The pre-printed terms and conditions on the reverse side of the Purchase Order will not apply to this Agreement or any Purchase Order issued under this Agreement.
     (c) Each party will appoint a coordinator for the Services to be performed under each Purchase Order and Statement of Work. Subcontractor’s coordinator will have the authority to represent Subcontractor. HP’s coordinator will represent HP and be responsible for determining the adequacy and acceptability of the Services, provided by Subcontractor.
     3. PAYMENT
     Unless otherwise set forth in the Statement of Work or Purchase Order, payment for the Services will be due forty-five (45) days from the later of the date of Acceptance or the date HP receives a proper invoice from Subcontractor.
     4. RECORDS
     Subcontractor will maintain account records in accordance with generally accepted accounting practices to substantiate all invoices. Such records will be made available to HP during normal business hours and will include payroll records, expense accounts, attendance cards, and job summaries. Subcontractor will maintain such records for three (3) years from the date of final payment for the Services.
     5. OWNERSHIP AND LICENSE
     (a) All inventions will be the sole and exclusive property of HP. Subcontractor hereby assigns to HP the ownership of copyright in the Inventions. HP will have the right to obtain and hold in its own name copyrights, registrations, and similar protection which may be available in the Inventions. Subcontractor agrees to assist HP as may be required to perfect such rights.
     (b) To the extent that any Subcontractor’s pre-existing technology is contained in the Inventions, Subcontractor grants to HP an irrevocable, nonexclusive, worldwide royalty-free license to:
     (1) use, execute, reproduce, display, perform, and distribute (internally or externally) such pre-existing technology; and
     (2) authorize Customer to do any, some, or all of the foregoing.
     6. WARRANTY
     (a) Subcontractor warrants that all Services will (1) be performed in a good and workmanlike manner and in accordance with generally accepted professional standards for such Services, and (2) conform to the requirements specified in the Statement of Work or Purchase Order.
     (b) Subcontractor warrants that Services will not in any manner limit, impair, disrupt, or jeopardize any existing Year 2000 Compliance of any equipment or software on which Services are performed. “Year 2000 Compliance” for purposes of this provision means the capability to correctly process, calculate, compare, and sequence date data within and between the 20th and 21st centuries, including leap year calculations.
     (c) In the event of any breach of warranty, Subcontractor, without charge and without delay, will re-perform nonconforming Services.
     7. CONFIDENTIAL INFORMATION
     Subcontractor will maintain all information or data, whether written or oral, relating to HP or Customer which Subcontractor obtains or otherwise has access to in the performance of Services in confidence and will not disclose any such information or data to any third party or to employees, agents, Subcontractors, or suppliers of Subcontractor who do not have the need for access to such information or data.

     8. PERSONNEL
     (a) Personnel provided by Subcontractor will not be considered employees of HP for any purpose. Subcontractor personnel will make no commitments on behalf of HP for any purpose. Subcontractor assumes full responsibility for the actions of its personnel and will be responsible for their supervision, daily direction, and control. Subcontractor will retain full responsibility for payment of salary (including withholding of income taxes and Social Security), workers compensation, disability benefits, and the like. Nothing in this Agreement grants Subcontractor or any Subcontractor personnel any right under any HP employee benefit plan.
     (b) Subcontractor personnel specified or identified by name in the Statement of Work or Purchase Order will be considered essential to the Services to be performed. No substitution or diversion of such personnel will be made without the prior written consent o HP and Customer.
     (c) HP and Customer will retain the right to reject any of Subcontractor’s personnel whose qualifications are insufficient in HP’s or Customer’s judgment.
     9. CHANGE IN SCOPE
     Each Purchase Order and Statement of Work under this Agreement is based upon HP’s present understanding of HP’s obligations to Customer. In the event HP’s understanding changes or Customer requests a change in HP’s obligations affecting Subcontractor’s performance, HP will notify Subcontractor of such change request in writing. Within ten (10) days of receipt of such change request, Subcontractor will notify HP in writing of any increase or decrease in Subcontractor’s charges and/or alteration to delivery schedules occasioned by the change. Upon HP’s acceptance of Subcontractor’s modified charges and delivery schedule, the parties will modify the terms of the applicable Purchase Order and Statement of Work to effect the change. Subcontractor will not implement the change without HP’s written authorization.
     10. TERMINATION
     (a) HP may terminate for convenience this Agreement, any Purchase Order, or any portions thereof by written notice to Subcontractor. In any event, the applicable Purchase Order will terminate immediately upon termination, for any reason, of HP’s agreement with Customer. Upon receipt of such notice, Subcontractor will immediately stop all activities associated with the terminated Purchase Order. Subcontractor will be paid for the Services provided and accepted prior to the date of termination. Such payment will constitute HP’s entire liability.
     (b) In the event of a default by Subcontractor, HP will provide Subcontractor written notice thereof. If the default is not remedied within thirty (30) days or within the time stated in the notice, HP may terminate this Agreement, any Purchase Order, or any portions thereof.
     (c) The rights and obligations of Sections 4, 5, 6, 7, 10, 11, and 12 will continue after expiration or termination of this Agreement and will bind the parties and their legal representatives, successors, heirs, and assigns.
     11. INDEMNIFICATIONS
     (a) Subcontractor will indemnify, defend, and hold HP harmless from any and all claims or demands (including all losses, damages, and liabilities resulting from such claims or demands, and all related costs and expenses, including reasonable legal fees) arising from or in connection with (1) Subcontractor’s performance of, or failure to perform, any of its obligations under this Agreement or (2) an act or omission of Subcontractor in its relationships with its employees, agents, subcontractor’s or suppliers.
     (b) Subcontractor will indemnify, defend and hold HP and Customer harmless from any and all claims or demands (including all losses, damages, and liabilities resulting from such claims or demands, and all related costs and expenses, including reasonable legal fees) which may result by reason of any infringement or claim of infringement of any intellectual property rights associated with the Services or Inventions provided in connection with this Agreement.

     12. LIMITATION OF LIABILITY
     EXCEPT FOR SUBCONTRACTOR’S OBLIGATION UNDER SECTION 11 (b) “INDEMNIFICATIONS”, OR EITHER PARTY’S OBLIGATION UNDER SECTION 7 “CONFIDENTIAL INFORMATION”, NEITHER HP NOR SUBCONTRACTOR WILL BE LIABLE TO EACH OTHER FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, PROFITS, OR USE OF PRODUCTS, OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     13. COMPLIANCE WITH LAWS
     Subcontractor, at its own expense, will comply with all laws and regulations of federal, state, and local government authorities relating to its obligations under this Agreement.
     14. GENERAL
     (a) Except as expressly provided in the Statement of Work or Purchase Order, Subcontractor will be entitled to no further payment, cost reimbursement, or other compensation for the Services provided hereunder.
     (b) Subcontractor shall carry during the term of this Agreement, and with companies with a Best Rating of not less than A-:VII, insurance policies of the kinds and in the amounts listed below:
     (1) Worker’s Compensation — statutory limits in each state in which Subcontractor is required to provide Workers Compensation coverage including Other States Endorsement or policy equivalent thereof. Policy shall include a waiver of subrogation in favor of HP Computer Corporation, its officers, directors, employees and agents.
     (2) Employer’s Liability — not less than $1,000,000.
     (3) Comprehensive General Liability — Including Contractual Liability, Independent Contractor’s Liability, Products and/or Completed Operations Liability, and Personal Injury/Property Damage Coverages in a combined single limit of not less than $1,000,000 per occurrence combined single limit and $2,000,000 General Aggregate. HP Computer Corporation, its officers, directors, employees and agents shall be named as Additional Insureds.
     (4) Automobile Liability — for owned, non-owned, and hired vehicles in a combined single limit of not less than $1,000,000.
     (5) Umbrella Liability — a combined single limit of not less than $2,000,000.
     Subcontractor shall furnish HP with Certificates of Insurance evidencing the specified insurance policies and stating that such insurance policies may not be changed or terminated so as to not comply with the foregoing insurance requirements without at least thirty (30) days prior written notice to HP.
     (c) Nothing in this Agreement will be construed as prohibiting or restricting HP from independently developing, acquiring, and/or marketing services which are similar to and/or competitive with those provided hereunder.
     (d) Any assignment, transfer, or subcontracting of rights or obligations by Subcontractor under this Agreement in whole or in part without the prior written consent of HP will be void and may subject Subcontractor to termination.
     (e) During the performance by Subcontractor under a particular Purchase Order and Statement of Work HP may require Subcontractor to temporarily cease performance of some or all of the Services by issuing Subcontractor a Work Suspension Order (“Order”). The Order will include the effective date of the Order, a specific description of the Services to be suspended, and the anticipated duration of the suspension. Upon receipt of an Order, Subcontractor will take all reasonable measures to protect the Services in progress. HP will notify Subcontractor in writing of the date on which the suspended Services are to be resumed.

     (f) Subcontractor represents that it is not under any obligation or restriction, nor will it assume any, which would interfere or present a conflict of interest with the Services that it provides under this Agreement.
     (g) HP is free to determine the price charged to Customer for the Services that Subcontractor provides to Customer on behalf HP.
     (h) Subcontractor agrees to comply with security procedures of HP and Customer.
     (i) Subcontractor agrees to be bound by applicable “flow down” provisions of HP’s agreement with Customer of which it is notified by HP.
     (j) Neither party may bring an action, regardless of form, arising out of this Agreement more than two (2) years after the cause of action arises. Subcontractor may not bring an action for nonpayment more than two (2) years from the date final payment for the Services is due.
     (k) The laws of the State of California will govern this Agreement.
     (l) This Agreement and the documents referenced herein set forth the entire understanding of the parties with respect to the subject matter described herein and supersede all prior communications, whether oral or written, by either party. Any modification to these terms and conditions must be in writing and signed by authorized representatives of both parties.

Accepted by:		Accepted by:

Halifax Corporation		Hewlett Packard Company

By:	/s/ James L. Sherwood	By:	/s/ Mark Pomerans

Print Name: James L. Sherwood		Print Name: James L. Sherwood

Title: Vice President		Title: Subcontract Manager

Date: 1 April 2003		Date: 1 April 2003